Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222533

JONES LANG LASALLE INCOME PROPERTY TRUST, INC.
SUPPLEMENT NO. 8 DATED SEPTEMBER 1, 2020
TO THE PROSPECTUS DATED APRIL 8, 2020

This supplement No. 8 is part of the prospectus of Jones Lang LaSalle Income Property Trust, Inc. and should be read in conjunction with the prospectus. Terms used in this supplement No. 8 and not otherwise defined herein have the same meanings as set forth in our prospectus and any supplements thereto. The purpose of this supplement is to disclose:
•the status of our share repurchase plan;
•the recent share pricing information; and
•updates to our suitability standards.

Share Repurchase Plan Status
During the period of July 1, 2020 through August 31, 2020, we redeemed 2,682,168 shares for a total of approximately $31,217,000 pursuant to our share repurchase plan. Shares are not eligible for repurchase for the first year after purchase except upon death or disability of the stockholder. Shares issued pursuant to our distribution reinvestment plan are not subject to the one-year holding period. Eligible share repurchases during the period from July 1, 2020 through September 30, 2020 are limited to approximately $98,692,000 which is 5% of the NAV of all classes of shares as of the last business day of the previous calendar quarter.

Recent Share Pricing Information
Below is the daily NAV per share, as determined in accordance with our valuation guidelines, for each business day from August 1 to August 31, 2020, for each of our classes of common stock:

Date	NAV per Share
	Class A	Class M	Class A-I	Class M-I	Class D (1)
August 3, 2020	$11.62	$11.65	$11.66	$11.65	$11.64
August 4, 2020	$11.62	$11.65	$11.66	$11.66	$11.64
August 5, 2020	$11.62	$11.65	$11.66	$11.66	$11.64
August 6, 2020	$11.62	$11.65	$11.66	$11.66	$11.64
August 7, 2020	$11.62	$11.65	$11.66	$11.66	$11.64
August 10, 2020	$11.62	$11.65	$11.66	$11.66	$11.64
August 11, 2020	$11.63	$11.65	$11.66	$11.66	$11.64
August 12, 2020	$11.63	$11.65	$11.66	$11.66	$11.65
August 13, 2020	$11.63	$11.66	$11.66	$11.66	$11.65
August 14, 2020	$11.63	$11.66	$11.67	$11.67	$11.65
August 17, 2020	$11.63	$11.66	$11.67	$11.67	$11.65
August 18, 2020	$11.63	$11.66	$11.67	$11.67	$11.65
August 19, 2020	$11.63	$11.66	$11.67	$11.67	$11.65
August 20, 2020	$11.63	$11.66	$11.67	$11.67	$11.65
August 21, 2020	$11.63	$11.66	$11.67	$11.67	$11.65
August 24, 2020	$11.63	$11.66	$11.67	$11.67	$11.66
August 25, 2020	$11.63	$11.66	$11.67	$11.68	$11.66
August 26, 2020	$11.64	$11.67	$11.68	$11.68	$11.66
August 27, 2020	$11.64	$11.67	$11.68	$11.68	$11.66
August 28, 2020	$11.64	$11.67	$11.68	$11.68	$11.66
August 31, 2020	$11.64	$11.67	$11.68	$11.68	$11.67
(1)  Shares of Class D common stock are currently being offered pursuant to a private placement offering.

Purchases and repurchases of shares of our common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per share for each public offered share class, is posted on our website, www.JLLIPT.com, and made available on our toll-free, automated telephone line, (855) 652-0277.

Updates to Suitability Standards
The following supplements the Suitability Standards contained in the Prospectus:

On June 5, 2019, the SEC adopted Regulation Best Interest, which establishes a new standard of conduct for broker-dealers and natural persons who are associated persons of a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that enhances the standard beyond suitability. Broker-dealers must comply with Regulation Best Interest commencing June 30, 2020. Regulation Best Interest includes the general obligation that broker-dealers shall act in the “best interest” of retail customers in making any recommendation of any securities transaction or investment strategy, without putting the financial or other interests of the broker-dealer ahead of the retail customer. The general obligation can be satisfied by the broker-dealer’s compliance with four specified component obligations: (i) provide certain required disclosure before or at the time of the recommendation, about the recommendation and the relationship between the broker-dealer and the retail customer; (ii) exercise reasonable diligence, care, and skill in making the recommendation; (iii) establish, maintain, and enforce written policies and procedures reasonably designed to address conflicts of interest; and (iv) establish, maintain, and enforce written policies and procedures reasonably designed to achieve compliance with Regulation Best Interest. Like existing suitability obligations, the component obligations of Regulation Best Interest contain a quantitative standard. Such quantitative standard may be more or less restrictive pursuant to Regulation Best Interest than under the suitability standard. In addition, broker-dealers are required to provide retail investors a brief relationship summary, or Form CRS, that summarizes for the investor key information about the broker-dealer. Form CRS is different from this prospectus, which contains information regarding this offering and our company. The impact of Regulation Best Interest on broker-dealers cannot be determined at this time as no administrative or case law exists under Regulation Best Interest and the full scope of its applicability is uncertain.